Exhibit 10.1
SECOND AMENDMENT OF LEASE
(10th Floor)
THIS SECOND AMENDMENT OF LEASE (this “Agreement” or “Second Amendment”) is made as of ________ __, 2010 (the “Effective Date”), by and between 500-512 SEVENTH AVENUE LIMITED PARTNERSHIP, a New York limited partnership (“Landlord”) having an address c/o Newmark Knight Frank, 125 Park Avenue, New York, New York 10017, and G-III LEATHER FASHIONS, INC. having an address at 512 Seventh Avenue, New York, New York, 10018 (“Tenant”).
RECITALS:
WHEREAS, 500-512 Seventh Avenue Associates, Landlord’s predecessor-in-interest, and J. Percy for Marvin Richards, Ltd., Tenant’s predecessor-in-interest, entered into a certain agreement of lease dated as of April 31, 1998, as amended by (i) Lease Modification Agreement dated as of November 25, 2003 (as so amended, collectively the “Lease”) for the 10th Floor (the “Premises”) as more particularly described in the Lease, in the office building located at and known as 512 Seventh Avenue, New York, New York (the “Building”);
WHEREAS, Tenant desires to extend the term of the Lease for a period of ten (10) years and two (2) months, and Landlord is willing to extend the term of the Lease upon the terms and conditions hereinafter set forth; and
WHEREAS, Tenant has requested that Landlord grant Tenant an option to surrender the Premises, and Landlord is willing to grant such option, on the terms and conditions hereafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto by these presents do covenant and agree as follows:
1. Recitals; Definitions. The Recitals set forth above are true and correct and are incorporated herein and form a part of this Agreement. Unless otherwise defined in this Agreement, all terms used in this Agreement that are defined in the Lease shall have the meanings ascribed to them in the Lease.
2. Extension of Term. The term of the Lease is hereby extended for a period of ten (10) years and two (2) months, commencing on February 1, 2013 and ending on March 31, 2023, or until the term shall sooner cease or expire as hereinafter provided, by law or otherwise, both dates inclusive. From and after the date hereof, all references in the Lease to (i) “term” shall be deemed to mean the term of the Lease as extended by this Agreement, and (ii) “Expiration Date” shall be deemed to mean March 31, 2023.
3. Fixed Rent for Premises through January 31, 2013. From the Effective Date to January 31, 2013, Tenant shall pay to Landlord the fixed annual rent (“Fixed Rent”) for the Premises pursuant to the Lease.
4. Real Estate Taxes and Additional Rent for the Premises through January 31, 2013. Tenant agrees that, for the period commencing on the Effective Date and ending on January 31, 2013, Tenant shall continue to pay, as and when provided in the Lease, the tax escalation, and all other additional rent for the Premises, as set forth in the Lease.
5. Real Estate Taxes and Additional Rent from and after January 31, 2013. During the extended term, Tenant shall continue to pay the real estate tax escalation, if any, pursuant to Article Fifty-Eighth of the Lease; however, from and after January 31, 2013 the base tax year shall be the New York City real estate tax year commencing July 1, 2011 and ending June 30, 2012, and that the base tax year and each of the comparative years’ taxes shall be calculated with out giving effect to any tax abatement or exemption.

6. Fixed Rent for Premises — Extended Term. Commencing on February 1, 2013 and during the balance of the term, Tenant shall pay to Landlord, in accordance with the terms and conditions set forth in the Lease, Fixed Rent for the Premises in the amounts set forth below:

Time Period	Fixed Rent per Annum and per Month

February 1, 2013 — March 31, 2013	$439,448.25 per annum ($36,620.69 per month)

April 1, 2013 — March 31, 2014	$450,434.46 per annum ($37,536.21 per month)

April 1, 2014 — March 31, 2015	$461,695.32 per annum ($38,474.61 per month)

April 1, 2015 — March 31, 2016	$473,237.70 per annum ($39,436.48 per month)

April 1, 2016 — March 31, 2017	$485,068.65 per annum ($40,422.39 per month)

April 1, 2017 — March 31, 2018	$497,195.36 per annum ($41,432.95 per month)

April 1, 2018 — March 31, 2019	$537,285.24 per annum ($44,773.77 per month)

April 1, 2019 — March 31, 2020	$550,717.37 per annum ($45,893.11 per month)

April 1, 2020 — March 31, 2021	$564,485.31 per annum ($47,040.44 per month)

April 1, 2021 — March 31, 2022	$578,597.44 per annum ($48,216.45 per month)

April 1, 2022 — March 31, 2023	$593,062.38 per annum ($49,421.86 per month)

7. Rent Credit During the Extension Term. Provided that Tenant is not in default under the terms of this Lease beyond any applicable grace and notice periods as of the date that the applicable portion of the credit is to be applied (or in such event, at such time as any such default is cured), Tenant shall be entitled to a credit against the obligation to pay Fixed Rent, in the following amounts: an aggregate amount of $220,639.66 to be applied as follows: $18,310.35 for each month commencing February 1, 2013 through November 1, 2013; and $18,768.11 for each of February 1, 2014 and March 1, 2014.
Notwithstanding the foregoing, the credit shall not be applied against any additional rent, electricity charges, or other like sums from time to time payable by Tenant pursuant to the Lease, which amounts shall be paid without abatement in accordance with the terms of the Lease (except as otherwise set forth herein), nor against any Fixed Rent, if Tenant is in default of its Lease obligations beyond applicable grace and notice periods on the date the credit installment is to be applied, but shall be applied against Fixed Rent when such default has been cured.
8. Renewal Option. Tenant shall have one option to renew the term of this Lease, as to all, but not part of the Premises on all of the terms and conditions set forth in the Lease, except as set forth below. The renewal option shall be for a term of five (5) years (the “Renewal Option”), commencing April 1, 2023 and ending March 31, 2028 (the “Renewal Term”).
(a) The Tenant’s right to renew the term of this Lease shall be conditioned on (i) this Lease being in full force and effect and no default existing hereunder beyond the expiration of any applicable notice and cure period at the time of the delivery of the Renewal Notice (as defined below) or on the effective date of the Renewal Term and (ii) Tenant simultaneously exercising the Renewal Options under leases for spaces occupied by Tenant in the Building, so that Tenant has renewed for a term of five (5) years, leases in the Building aggregating no less than eight (8) full floors. Tenant may exercise the Renewal Option by delivering written notice to Landlord, not less than twelve (12) calendar months prior to the Expiration Date, (a “Renewal Notice”).

(b) The Renewal Option is personal to the Tenant herein named and may not be severed from this Lease nor separately sold or assigned.
(c) If Tenant timely exercises the Renewal Option, the term of this Lease shall be renewed for the Renewal Term. The renewal of this Lease for the Renewal Term shall be on all of the same terms, covenants and conditions as set forth herein for the extended term, except that during the Renewal Term:
(i) Landlord shall have no obligation to perform any work in the Premises;
(ii) Tenant shall not be entitled to any Landlord work contribution or Landlord construction allowance;
(iii) Tenant shall not be entitled to any rent credit, concession or abatement;
(d) Fixed Rent during the Renewal Term shall be as follows:

Fixed Rent in Renewal Term for Premises
Time Period	Fixed Rent Per Annum	Fixed Rent Per Month
April 1, 2023 — March 31, 2024	$652,368.62	$54,364.05
April 1, 2024 — March 31, 2025	$668,677.83	$55,723.15
April 1, 2025 — March 31, 2026	$685,394.78	$57,116.23
April 1, 2026 — March 31, 2027	$702,529.65	$58,544.14
April 1, 2027 — March 31, 2028	$720,092.89	$60,007.74
plus all other additional rent, including, but not limited to, the real estate tax escalation;
(e) In the Renewal Term, the base tax year set forth in paragraph 9 above shall not be changed.
13. Landlord’s Liability. The limitation of Landlord’s liability set forth in Article Thirty-Third of the Lease shall be fully applicable with respect to Landlord’s liability under this Agreement, and such provisions of the Lease are hereby fully incorporated within this Agreement by this reference.

14. Brokerage. Landlord and Tenant each warrant to the other that it has not dealt with any broker or agent in connection with the negotiation or execution of this Agreement, other than Newmark Knight Frank, which will be compensated by Landlord per separate agreement. Tenant and Landlord shall each indemnify the other against all costs, expenses, reasonable attorneys’ fees, and other liability for commissions or other compensation claimed by any other broker or agent claiming the same by, through, or under the indemnifying party.
15. Landlord’s Contribution.
(a) Landlord’s Contribution. Provided that this Lease is in full force and effect and there is no event of default in Tenant’s obligation to pay Fixed Rent or Additional Rent, and no other material event of default shall have occurred and is then continuing hereunder (or in such event, upon the cure of any such default), Landlord shall contribute, as hereinafter provided, an amount (“Landlord’s Contribution”) equal to a maximum of Three Hundred Forty-Five Thousand, Seven Hundred and Fifty Dollars ($345,750) toward Tenant’s actual cost of Tenant’s alterations to be performed by or on behalf of Tenant in the Premises, and “soft costs” incurred in connection with Tenant’s alterations, including architectural and engineering fees and other soft costs incurred in connection with Tenant’s alterations. Soft Costs shall mean the cost of space planning, engineering and design costs, third party construction management fees, permitting, furniture, moving and other soft costs and data and voice equipment, cabling, wiring and related expenses and the cost of Tenant’s server room. Landlord shall not be obligated to commence payment of the Work Contribution for the Premises until February 1, 2013.

(b) Parameters. Any cost of Tenant’s alterations in excess of Landlord’s Contribution shall be paid entirely by Tenant. Tenant shall be entitled to receive any portion of Landlord’s Contribution not actually expended by Tenant in the performance of Tenant’s alterations and/or Soft Costs and/or not paid by Landlord as required herein, as a credit against Fixed Rent for the Premises, but not additional rent, provided that Tenant has provided to Landlord reasonable proof that Tenant has paid in full the cost of Tenant’s alterations; and provided further that (i) Tenant is not then in default of its obligation to pay Fixed or additional rent and that no other material event of default shall have occurred and be continuing hereunder and (ii) the credit shall be applied against Fixed Rent due on or before the Final Submission Date, or six (6) months thereafter, failing which, Tenant shall no longer be entitled to any credit for unpaid portions of Landlord’s Contribution.
(c) Payment. Landlord shall make progress payments to Tenant or as directed by Tenant on account of Landlord’s Contribution on a monthly basis in reimbursement of or payment for the cost of the work performed during the previous month. Each of Landlord’s progress payments will be limited to an amount equal to (a) the aggregate amounts theretofore paid or payable by Tenant (as certified by an authorized officer of Tenant) to Tenant’s contractors, subcontractors and material suppliers (excluding any payments for which Tenant has previously been reimbursed out of previous disbursements from Landlord’s Contribution), multiplied by (b) a fraction, the numerator of which is the amount of Landlord’s Contribution, and the denominator of which is the total contract price (or, if there is no specified or fixed contract price for Tenant’s alterations, then Landlord’s reasonable estimate thereof) for the performance of all of Tenant’s alterations shown on all plans and specifications approved by Landlord. Such progress payments shall be made within forty-five (45) days next following the delivery to Landlord of requisitions therefor, signed by an officer of Tenant, which requisitions shall set forth the names of each contractor and subcontractor to whom payment is due, or to whom payment has been made by Tenant, and the amount thereof, and shall be accompanied by

(i) copies of partial waivers of lien from all contractors, subcontractors and material suppliers covering all work and materials which were the subject of previous progress payments by Landlord and Tenant; and (ii) a written certification from Tenant’s architect that the work for which the requisition is being made has been completed substantially in accordance with the plans and specifications approved by Landlord. All requisitions shall be submitted on AIA Form G702 and G703. All requisitions must be submitted no later than February 1, 2015 (hereafter referred to as the “Final Submission Date”). The final requisition shall not be disbursed until all documentation required under this Section 15(c) has been delivered to Landlord, together with (A) proof of the satisfactory completion of all required inspections, if any, and issuance of any required approvals, permits and sign-offs for Tenant’s alterations by all governmental authorities having jurisdiction thereover; (B) final “as-built” plans and specifications for Tenant’s alterations as required pursuant to the Lease; and (C) the issuance of final lien waivers by all contractors, subcontractors and material suppliers covering all of Tenant’s alterations. Notwithstanding anything to the contrary set forth in this Lease, (i) the Work Contribution shall be paid by Landlord in no less than three installments; and (ii) Landlord will not be required to pay to Tenant any undisbursed portion of the Landlord’s Contribution for any requisition not submitted prior to the Final Submission Date. However, nothing set forth in the preceding sentence shall limit Tenant’s right to a credit against Fixed Rent as set forth in Section 15(b) hereof. Notwithstanding anything to the contrary set forth in this paragraph 15, if Tenant fails to pay when due any sums due and payable to any of Tenant’s contractors or material suppliers and Tenant shall fail to remove or bond any lien, such failure shall constitute a material event of default under the Lease and, without limitation of Landlord’s other rights and remedies hereunder, Landlord shall have the right, but not the obligation, to promptly pay to such contractor or supplier all sums so due from Tenant, and sums so paid by Landlord shall be deemed additional rent and shall be paid by Tenant within ten (10) days after Landlord delivers to Tenant an invoice therefor.

16. Articles Deleted. Landlord and Tenant agree that Articles Fifty-Fifth, Seventy-Second, and Seventy-Fourth of the Lease are hereby deleted in their entirety.
17. Notices to Landlord. Article Forty-Eighth of the Lease is hereby amended to provide that copies of any notices sent to Landlord by Tenant shall be sent to Gerstein Strauss & Rinaldi, LLP, 57 West 38th Street, 9th Floor, New York, New York 10018, Attention: Victor R. Gerstein, Esq.
18. Electricity, Water and Sewer. Tenant shall pay to Landlord for electrical use in each floor of the Premises in accordance with Article 23 below, and water and sewer charges of $102 per month, in accordance with Articles Twenty-Three and Twenty-Four of the Lease.
19. Tenant’s Surrender Option. As long as an Event of Default is not in existence, and on the condition that Tenant and/or its subsidiaries and/or affiliates have (i) exercised their Expansion Options contained in leases for other space in the Building, and (ii) have not exercised a Surrender Option under any other lease for space in the Building, so that Tenant and/or its subsidiaries and/or affiliates occupy at least twelve (12) separate floors in the Building, Tenant shall have the one time option (the “Surrender Option”) to surrender the Premises. The surrender will be effective as of the date set forth in Tenant’s Notice (defined below), which date shall not be earlier than the sixth (6th) month anniversary of the transmittal of the Tenant’s Notice (the “Surrender Date”). The Surrender Option shall be exercisable by Tenant’s giving irrevocable written notice (“Tenant’s Notice”) to Landlord at least six (6) months prior to surrender of the Premises. If (i) Tenant duly serves the Tenant’s Notice, (ii) Tenant shall pay to

Landlord Fixed Rent and all other sums owed under the Lease and all other leases for spaces occupied by Tenant and/or its subsidiaries and/or affiliates in the Building through the Surrender Date, and (iii) Tenant shall surrender vacant possession of the Premises to Landlord on the Surrender Date in accordance with the provisions of this Lease, free and clear of all tenancies, sub-tenancies and occupancy rights, then the Lease shall be terminated as to the Floor surrendered as of the Surrender Date. For sake of clarity, with regard to all of the space occupied by Tenant in the Building under various leases, Tenant may surrender one Floor.
20. Purpose. The Fourth Article of the Lease is hereby deleted and the following is substituted therefor:
“Tenant shall use and occupy the demised premises for showroom, design, general offices and sales offices for sale at wholesale and not retail, of all apparel and accessories.”
21. Assignment. The Tenth and Seventeenth Articles of the Lease are hereby deleted and the following is substituted therefor:
“TENTH: (i) Tenant shall not (A) assign or otherwise transfer this Lease or the term and estate hereby granted, (B) sublet the demised premises or any part thereof or allow the same to be used or occupied by others or in violation of Fourth Article hereof, (C) mortgage, pledge or encumber this Lease or the demised premises or any part thereof in any manner or permit any lien to be filed against this Lease, the demised premises or the Building by reason of any act or omission on the part of Tenant or enter into any agreement which would permit the filing of a lien by any broker (except for a broker’s agreement in connection with a proposed assignment by Tenant of its rights and obligations under the Lease or a sublease of all or a portion of the demised premises), or (D) advertise, or authorize a broker to advertise, for a subtenant or an assignee at a specified rental rate without, in each instance, obtaining the prior consent of Landlord, except as otherwise expressly provided in this Article 10. For purposes of this Article 10, (w) the transfer of a majority of the issued and outstanding capital stock of any corporate tenant, or of a corporate subtenant, or the transfer of a majority of the total interest in any partnership tenant or subtenant, however accomplished, whether in a single transaction or in a series of related or unrelated transactions, shall be deemed an assignment of this Lease, or of such sublease, as the case may be, except that the transfer of the outstanding capital stock of any corporate tenant, or subtenant, shall be deemed not to include the sale of such stock by persons or parties, through the “over-the-counter market” or through any recognized stock exchange, other than those deemed “insiders” within the meaning of the Securities Exchange Act of 1934 as amended (provided, however, that any transfer of stock of Tenant or any affiliate of Tenant by Morris Goldfarb to members of his immediate family for estate planning purposes shall not be deemed to effect an assignment of the Lease), (x) a takeover agreement shall be deemed a transfer of this Lease, (y) any person or legal representative of Tenant, to whom Tenant’s interest under this Lease passes by operation of law, or otherwise, shall be bound by the provisions of this Article 10, and (z) a modification, amendment or extension of a sublease shall be deemed a sublease.
(ii) The provisions of subparagraph (i) hereof shall not apply to transactions with a corporation into or with which Tenant is merged or consolidated or with an entity to which substantially all of Tenant’s assets are transferred or, if Tenant is a partnership, with a successor partnership (provided such merger or transfer of assets is for a good business purpose and not principally for the purpose of transferring the leasehold estate created hereby, and provided further, that either the (x) the assignee has a net worth at least equal to or in excess of the net worth of Tenant immediately prior to such merger or transfer, or (y) such assignee delivers a letter of credit, in the form annexed hereto as Exhibit A, in the amount equal to the product of (A) one (1) and (B) the then prevailing monthly Fixed Rent).
(iii) Any assignment or transfer, whether made with Landlord’s consent as required by subparagraph (i) or without Landlord’s consent pursuant to subparagraph (ii) hereof, shall be made only if, and shall not be effective until, the assignee shall execute, acknowledge and deliver to Landlord a recordable agreement (unless the assignment shall be a “deemed” assignment by reason of a transfer of a majority interest in Tenant), in form and substance reasonably satisfactory to Landlord, whereby the assignee shall assume the obligations and performance of this Lease and agree to be personally bound by and upon all of the covenants, agreements, terms, provisions and conditions hereof on the part of Tenant to be performed or observed and whereby the assignee shall agree that the provisions of subparagraph (i) hereof shall, notwithstanding such an assignment or transfer, continue to be binding upon it in the future. Tenant covenants that, notwithstanding any assignment or transfer, whether or not in violation of the provisions of this Lease, and notwithstanding the acceptance of fixed annual rent by Landlord from an assignee or transferee or any other party, Tenant shall remain fully and primarily liable for the payment of the fixed annual rent and additional rent due and to become due under this Lease and for the performance of all of the covenants, agreements, terms, provisions and conditions of this Lease on the part of Tenant to be performed or observed.
(iv) The liability of Tenant, and the due performance by Tenant of the obligations on its part to be performed under this Lease, shall not be discharged, released or impaired in any respect by an agreement or stipulation made by Landlord or any grantee or assignee of Landlord, by way of mortgage, or otherwise, extending the time of, or modifying any of the obligations contained in this Lease, or by any waiver or failure of Landlord to enforce any of the obligations on Tenant’s part to be performed under this Lease, and Tenant shall continue to be liable hereunder. If any such agreement or modification operates to increase the obligations of a tenant under this Lease, the liability under this subparagraph (iv) of the tenant named in the Lease or any of its successors in interest, (unless such party shall have expressly consented in writing to such agreement or modification) shall continue to be no greater than if such agreement or modification had not been made. To charge Tenant named in this Lease and its successors in interest after this Lease shall be assigned, no demand or notice of any default to the named Tenant shall be required. Tenant and each of its successors in interest hereby expressly waive any such demand or notice.
(v) (A) Should tenant determine, subject to the provisions of this Lease, to assign this Lease, other than by an assignment contemplated by subparagraph (ii) hereof, Tenant shall not less than forty-five (45) days prior to the effective date of the contemplated assignment, deliver to Landlord a written notice of intent to assign or sublet this Lease, setting forth the terms and the effective date of the contemplated assignment transaction, the identity of the proposed assignee and information (including, without limitation, current financial information regarding net worth, credit and financial responsibility) with respect to the nature and character of the proposed assignee’s business, and Landlord shall then have the right to elect, by notifying Tenant within thirty (30) days of such delivery, to (x) terminate this Lease, as of such effective date as if it were the Expiration Date set forth in this Lease or (y) accept an assignment of this Lease from Tenant, and Tenant shall then promptly execute and deliver to Landlord, or Landlord’s designee if so elected by Landlord, in form reasonably satisfactory to Landlord’s counsel, an assignment which shall be effective as of such effective date.

(B) In the event that this Lease shall be assigned to Landlord or Landlord’s designee or if the demised premises shall be sublet to Landlord or Landlord’s designee pursuant to this subparagraph (v), the provisions of any such sublease or assignment and the obligations of Landlord and the rights of Tenant with respect thereto shall not be binding upon or otherwise affect the rights of any holder of a superior mortgage or of a lessor under a superior lease unless such holder or lessor shall elect by written notice to Tenant to succeed to the position of Landlord or its designee, as the case may be, thereunder.
(C) Should Tenant determine subject to the provisions of this Lease, to sublet the demised premises or any portion thereof, other than by a sublease contemplated by subparagraph (ii) hereof, Tenant shall, not less than forty-five (45) days prior to the effective date of the contemplated sublease, deliver to Landlord a written notice of intent to assign or sublet this Lease, setting forth the terms of the contemplated sublease transaction, the effective date therefor, the identity of the proposed subtenant, and information with respect to the nature and character of the proposed subtenant’s business, and Landlord shall then have the right to elect, by notifying Tenant within thirty (30) days of such delivery, to (x) terminate this Lease as to the portion of the demised premises affected by such subletting or as to the entire demised premises, in the case of a subletting thereof, as of such effective date, (y) in the case of a proposed subletting of the entire demised premises, accept an assignment of this Lease to Landlord from Tenant, and Tenant shall then promptly execute and deliver to Landlord, or Landlord’s designee if so elected by Landlord, in form reasonably satisfactory to Landlord’s and Tenant’s counsel, an assignment which shall be effective as of such effective date, (z) accept a sublease from Tenant of the portion of the demised premises affected by such proposed subletting or the entire demised premises in the case of a proposed subletting thereof and Tenant shall then promptly execute and deliver a sublease to Landlord, or Landlord’s designee if so elected by Landlord, for the term provided in the aforementioned written notice of intent to assign or sublet the Lease, commencing with such effective date, at fair market rental rates.

(D) If Landlord should elect to have Tenant execute and deliver a sublease to Landlord or its designee pursuant to any of the provisions of subparagraph (v)(C)(z) above, said sublease shall be in a form reasonably satisfactory to Landlord’s counsel and on all the terms contained in this Lease, except that:
(1) Except as provided in subparagraph (v)(C)(z), the terms of the sublease shall be on the same terms set forth in the term sheet delivered to Landlord (as described in subparagraph (v)(C) hereof),
(2) The subtenant thereunder shall have the right to underlet the subleased premises, in whole or in part, without Tenant’s consent,
(3) The subtenant thereunder shall have the right to make, or cause to be made, any changes, alterations, decorations, additions and improvements that such subtenant may desire or authorize,
(4) Such sublease shall expressly negate any intention that any estate created by or under such sublease be merged with any other estate held by either of the, parties thereto,
(5) Any consent required of Tenant, as lessor under that sublease, shall be deemed granted if consent with respect thereto is granted by Landlord,
(6) There shall be no limitation as to the use of the sublet premises by the subtenant thereunder,
(7) Any failure of the subtenant thereunder to comply with the provisions of said sublease, other than with respect to the payment of rent to Tenant, shall not constitute a default thereunder or hereunder if Landlord has consented to such non-compliance,
(8) Such sublease shall provide that Tenant’s obligations with respect to vacating the demised premises and removing any changes, alterations, decorations, additions or improvements made in the subleased premises shall be limited to those which accrued and related to such as were made prior to the effective date of the sublease, and
(9) If subtenant shall fail to pay the rent under the sublease to Tenant within ten (10) days after such installment of rent shall have become due, then Tenant may give subtenant notice thereof and if subtenant shall continue to fail to make any such payment within thirty (30) days after the giving of such notice, then Tenant shall be entitled to offset the amount not paid against the next rent coming due under the Lease. Notwithstanding anything herein to the contrary, such offset right shall not be binding upon nor inure to any mortgagee or superior lessor.

(E) If pursuant to the exercise of any of Landlord’s options pursuant to this subparagraph (v) this Lease is terminated as to only a portion of the demised premises, then the fixed annual rent payable hereunder and the additional rent payable pursuant to the terms of this Lease shall be adjusted in proportion to the portion of the demised premises affected by such termination.
(vi) In the event that Landlord does not exercise any of the options available to it pursuant to subparagraph (v) hereof, Landlord shall not unreasonably withhold or delay its consent to an assignment of this Lease or a subletting of the whole or any part of the demised premises for substantially the remainder of the term of this Lease, provided:
(A) Tenant shall furnish Landlord with the name and business address of the proposed subtenant or assignee and information with respect to the nature and character of the proposed subtenant’s or assignee’s business, or activities, such references and current financial information with respect to net worth, credit and financial responsibility as are reasonably satisfactory to Landlord, and an executed counterpart of the sublease or assignment agreement;
(B) The proposed subtenant or assignee is a party whose financial net worth, credit and financial responsibility is, considering the responsibilities involved, reasonably satisfactory to Landlord;
(C) The nature and character of the proposed subtenant or assignee, its business or activities and intended use of the demised premises is, in Landlord’s reasonable judgment, in keeping with the standards of the Building and the floor or floors on which the demised premises are located;
(D) The proposed subtenant or assignee is not then an occupant of any part of the Building or a party who dealt with Landlord or Landlord’s agent (directly or through a broker) with respect to space in the Building during the six (6) months immediately preceding Tenant’s request for Landlord’s consent;

(E) All costs incurred with respect to providing reasonably appropriate means of ingress and egress from the sublet space or to separate the sublet space from the remainder of the demised premises shall, subject to the provisions of this Lease with respect to alterations, installations, additions or improvements, be borne by Tenant;
(F) Each sublease shall specifically state that (x) it is subject to all of the applicable terms, covenants, agreements, provisions, and conditions of this Lease, (y) the subtenant will not have the right to a further sublease thereunder (except the subtenant of an entire floor of the demised premises shall have all the rights to assign and sublease afforded to the named Tenant herein (i.e., G-III Leather Fashions, Inc.); provided, notwithstanding the provisions of subparagraph (vii)(B) of this Article 10, such subtenant shall pay to Landlord any and all rents, additional charge or other consideration payable under such sub-sublease or otherwise to subtenant by the sub-subtenant which is in excess of the fixed annual rent and additional rent accruing during the term of such sub-sublease in respect of the sub-subleased space (at the rate per square foot payable by subtenant thereunder) pursuant to the terms of this Lease (including, but not limited to, sums paid for the sale or rental of subtenant’s fixtures, leasehold improvements, equipment, furniture or other personal property, less, in the case of the sale thereof, the then net unamortized or undepreciated cost thereof determined on the basis of subtenant’s federal income tax returns), and less the reasonable costs of effecting such transaction, including, without limitation, brokerage commissions, legal fees and build out costs, or to allow the demised premises to be used by others, without the consent of Landlord in each instance, and (z) a consent by Landlord thereto shall not be deemed or construed to modify, amend or affect the terms and provisions of this Lease, or Tenant’s obligations hereunder, which shall continue to apply to the premises involved, and the occupants thereof, as if the sublease had not been made;
(G) Tenant shall, together with requesting Landlord’s consent hereunder, have paid Landlord any reasonable out-of-pocket costs incurred by Landlord to review the requested consent including any attorneys fees incurred by Landlord;
(H) The proposed subtenant or assignee is not (w) a retail branch of a bank trust company, safe deposit business, savings and loan association or loan company; (x) an employment or recruitment agency; (y) a school, college, university or educational institution, whether or not for profit; (z) a government or any subdivision or agency thereof;

(I) In the case of a subletting of a portion of the demised premises, the layout of the portion so sublet shall be commercially reasonable and suitable for normal renting purposes and such subletting will not result in more than two (2) occupants (including Tenant) occupying the demised premises; and
(J) Tenant shall not have advertised or listed with any brokers the proposed assignment or subletting at a rental rate less than the rental rates then being charged under leases being entered into by Landlord for comparable space in the Building.
(vii) If Tenant shall assign this Lease or sublease all or any part of the demised premises, Tenant shall pay to Landlord, as additional rent:
(A) in the case of an assignment, an amount equal to one-quarter (1/4) of all sums and other considerations paid to Tenant by the assignee for or by reason of such assignment or otherwise (including, but not limited to, sums paid for the sale of Tenant’s fixtures, leasehold improvements, equipment, furniture, furnishings or other personal property, less, in the case of a sale thereof, the then net unamortized or undepreciated cost thereof determined on the basis of Tenant’s federal income tax returns); and
(B) in the case of a sublease, one-quarter (1/4) of the amount equal to any and all rents, additional charge or other consideration payable under the sublease or otherwise to Tenant by the subtenant which is in excess of the fixed annual rent and additional rent accruing during the term of the sublease in respect of the subleased space (at the rate per square foot payable by Tenant hereunder) pursuant to the terms hereof (including, but not limited to, sums paid for the sale or rental of Tenant’s fixtures, leasehold improvements, equipment, furniture or other personal property, less, in the case of the sale thereof, the then net unamortized or undepreciated cost thereof determined on the basis of Tenant’s federal income tax returns).
The sums payable under this subparagraph (vii) shall be paid to Landlord as and when paid by the subtenant or assignee, as the case may be, to Tenant.

(viii) If Tenant defaults in the payment of any rent, Landlord is authorized to collect any rents due or accruing from any assignee, subtenant or other occupant of the demised premises and to apply the net amounts collected to the fixed annual rent and additional rent reserved herein. The receipt by Landlord of any amounts from an assignee or subtenant, or other occupant of any part of the demised premises shall not be deemed or construed as releasing Tenant from Tenant’s obligations hereunder or the acceptance of that party as a direct tenant.”
22. Nonstandard Alterations. The Twelfth Article of the Lease is hereby amended by adding the following Section:
“(c) Notwithstanding anything to the contrary, Landlord shall have the right and privilege to serve at any time up to six (6) months prior to the expiration of the term of this Lease, a notice upon Tenant that any “nonstandard alterations” shall be removed and, in the event of service of such notice, Tenant will, at Tenant’s cost and expense, remove the same in accordance with such request and repair any damage to the demised premises caused by such removal; provided that Landlord shall have advised Tenant at the time it consented to any such nonstandard alteration that Landlord may require its removal at the end of the Lease term, if and to the extent that Tenant shall have requested in writing such advice from Landlord when it requested Landlord’s consent to such alteration. For the purposes of this Article 12, a ‘nonstandard alteration’ shall mean auditoriums or similar type special use areas, vaults, atriums, kitchen equipment and installations, internal stairways, slab reinforcements, raised floors or other alterations which impede the installation of duct work or other normal installations above the finished ceiling or which are not suitable for normal office occupancy or which would be unusually difficult or costly to remove in comparison to usual alterations required for general office purposes. Notwithstanding the foregoing, it is understood and agreed by the parties hereto that all improvements and other alterations to the demised premises made by or on behalf of Tenant prior to the Effective Date shall be deemed to be standard alterations which Landlord may not require Tenant to remove.”
23. Electricity. The Sixty-Eighth Article of the Lease is hereby deleted and the following is substituted therefor:

“(i) Tenant agrees that Landlord shall furnish electricity to Tenant on a ‘submetering’ basis. Landlord shall install any submeters reasonably required, in Landlord’s judgment, in the demised premises for the purposes of this Article, at Tenant’s sole cost and expense. Electricity and electric service, as used herein, shall mean any element affecting the generation, transmission, and/or distribution or redistribution of electricity, including, but not limited to, services which facilitate the distribution of service.
(ii) Tenant covenants and agrees to purchase electricity from Landlord or Landlord’s designated agent at charges, terms and rates, including, without limitation, fuel adjustments and taxes, equal to those specified in the Con Edison SC#4-I rate schedule effective on the date Landlord first provides electricity to the demised premises on a submetering basis (the “effective” date), or any successor rate schedule or service classification, plus five percent (5%) for transmission line loss and other redistribution costs. Where more than one (1) meter measures the service of Tenant in the Building, then the service registered by each meter shall be aggregated and billed at the applicable rate as if there were only one (1) sub- meter measuring Tenant’s aggregate use in the entire demised premises. Bills therefor shall be rendered at such times as Landlord may elect and the amount, as computed from a meter, shall be deemed to be, and be paid as, Additional Charges. If any tax is imposed by any Federal, State or Municipal authority upon Landlord’s receipts from the sale or resale of electrical energy to Tenant hereunder, Tenant covenants and agrees that where permitted by law, Tenant’s pro-rata share of such taxes shall be included in the amount of Additional Charges to be paid by Tenant to Landlord hereunder.
(iii) If all or part of the submetering additional rent payable in accordance with this Article 22 becomes uncollectible or reduced or refunded by virtue of any law, order or regulation, the parties agree that, at Landlord’s option, in lieu of submetering Additional Charges, and in consideration of Tenant’s use of the Building’s electrical distribution system and receipt of redistributed electricity and payment by Landlord of consultant’s fees and other redistribution costs, the fixed annual rent to be paid under this Lease shall be increased by an “alternative charge” which shall be the average per rentable square foot rate payable by Tenant for electricity during the prior twelve (12) month period pursuant to this Article.

(iv) Landlord shall not be liable for any loss or damage or expense which Tenant may sustain or incur if either the quantity or character of electric service is changed or is no longer available or suitable for Tenant’s requirements. Tenant covenants and agrees that at all times its use of electric current shall never exceed the capacity of existing feeders to the Building or wiring installation. Any riser or risers to supply Tenant’s electrical requirements, upon written request of Tenant, will be installed by Landlord, at the sole cost and expense of Tenant, if, in Landlord’s reasonable judgment, the same are reasonably necessary and will not cause permanent damage or injury to the Building or demised premises or cause or create a dangerous or hazardous condition or entail excessive or unreasonable alterations, repairs or expenses or otherwise interfere with or disturb other tenants or occupants of the Building except to a de minimis extent. In addition to the installation of such riser or risers, Landlord will also, at the sole cost and expense of Tenant, install all other equipment proper and necessary in connection therewith subject to the aforesaid terms and conditions. The parties acknowledge that they understand that it is anticipated that electric rates, charges, etc., may be changed by virtue of time-of-day rates or other methods of billing, electricity purchases and the redistribution thereof, and that the references in the foregoing paragraphs to changes in methods of or rules on billing are intended to include any such changes. Anything hereinabove to the contrary notwithstanding, in no event is the submetering, additional rent or any “alternative charge” to be less than an amount equal to the total of Landlord’s payment to public utilities and/or other providers for the electricity consumed by Tenant (and any taxes thereon or on redistribution of same) plus five percent (5%) for transmission line loss and other redistribution costs. Landlord reserves the right to terminate the furnishing of electricity upon sixty (60) days’ prior written notice to Tenant; provided Landlord terminates the furnishing of electricity to at least fifty percent (50%) of the tenants of the Building (not including those retail tenants on the ground floor of the Building) to whom Landlord is furnishing electricity on a submetered basis, in which event the Tenant may make application directly to the public utility and/or other providers for the Tenant’s entire separate supply of electric current and Landlord shall permit its wires and conduits, to the extent available and safely capable, to be used for such purpose, but only to the extent of Tenant’s then authorized load. Any meters, risers, or other equipment or connections reasonably necessary to furnish electricity on a submetering basis or to enable Tenant to obtain electric current directly from such utility and/or other providers shall be installed at Tenant’s sole cost and expense. Only rigid conduit or electrical metal tubing (EMT) will be allowed. Landlord, upon the expiration of the aforesaid sixty (60) days’ prior written notice period may discontinue furnishing the electric current but this Lease shall otherwise remain in full force and effect.

(v) Tenant’s use of electric energy in the demised premises shall not at any time exceed the capacity of any of the electrical conductors and equipment in or otherwise serving the demised premises. In order to insure that such capacity is not exceeded and to avert possible adverse effect upon the Building’s distribution of electricity via the Building’s electric system, Tenant shall not, without Landlord’s prior consent in each instance (which consent shall not be unreasonably withheld or delayed), connect any fixtures, appliances or equipment (other than normal business machines and personal computers, which do not materially increase Tenant’s electrical consumption) to the Building’s electric system or make any alterations or additions to the electric system of the demised premises existing on the Effective Date. Landlord shall continue to make electrical energy available to the demised premises in accordance with current practice.
(vi) (1) Upon Tenant’s request therefor, Landlord shall provide Tenant with utility invoices and other reasonable documentation supporting its computation of Additional Charges hereunder.
(2) At Landlord’s option, Tenant shall purchase from Landlord or Landlord’s agent all lighting tubes, lamps, bulbs and ballasts used in the demised premises and Tenant shall pay Landlord’s reasonable charges for providing and installing same, on demand, as additional rent.
24. Default Notices. The Thirty-Ninth Article of the Lease is hereby amended as follows:
(i) All references to “five (5) days” in subparagraph (a) thereof are hereby deleted and “fifteen (15) days” is substituted therefor.
(ii) Subparagraph (b) thereof is hereby amended by deleting proviso (1) therefrom and substituting the following therefor:
“(1) if Tenant shall make default in the payment of the rent reserved herein for a period of five (5) days after receipt of written notice from Landlord that same is past due or default in the payment of additional rent due herein for a period of fifteen (15) days after receipt of written notice from Landlord that same is past due . . .”

25. Default. The Seventy-Fifth Article of the Lease is hereby amended by adding the following provision:
“SEVENTY-FIFTH: (i) If Tenant shall fail to pay any installment of fixed annual rent for more than five (5) days after the same becomes due and payable or any amount of additional rent for more than fifteen (15) days after the same becomes due and payable (collectively, the “Default Periods”), Tenant shall pay Landlord a late charge of four cents ($0.04) for each dollar of such fixed annual rent or additional rent as shall not have been paid to Landlord within said respective Default Periods. Such late charge shall be without prejudice to any of Landlord’s rights and-remedies hereunder or at law for nonpayment of rent, shall be in addition thereto and shall be deemed to be additional rent. Notwithstanding anything to the contrary contained herein, Tenant shall be permitted to pay an installment of fixed annual rent late once per calendar year without incurring a late charge, provided such payment is received no later than the tenth (10th) day of the month in which such payment is due. Further; notwithstanding anything to the contrary contained herein, Landlord shall waive the late charge for one (1) late payment of additional rent by Tenant per calendar year, provided such payment is received no later than thirty (30) days after the date such payment was due.
(ii) If in accordance with the Thirty-Ninth Article of the Lease, Tenant shall be in default in the payment of (A) any installment of fixed annual rent or any amount of additional rent or (B) any other sum of money which shall become due and payable by Tenant to Landlord pursuant to the terms of this Lease or by reason of Tenant’s occupancy of the demised premises, in addition to (and not in lieu of) the late charge provided for in subparagraph (i) above, Tenant shall pay interest thereon at a rate equal to the lesser of four percent (4%) above the prime rate per annum from time to time set forth in The Wall Street Journal, calculated on the basis of the actual days elapsed, based on a 360-day year, or the minimum rate of interest allowed by applicable law(s), if any, then prevailing, from the date on which such installment or payment is due to the date of payment thereof, and such interest shall be deemed to be additional rent.
(iii) Except as required by statute and under the laws, nothing contained in Article 39 or in this Article 75 shall be deemed to require Landlord to give the notices therein or herein (if any) provided for prior to the commencement of a summary proceeding for nonpayment of rent or a plenary action for the recovery of rent on account of any default in the payment of the same, it being intended that such notices are for the sole purpose of creating a conditional limitation hereunder pursuant to which this Lease shall terminate and if Tenant thereafter remains in possession or occupancy, it shall become a holdover tenant.”

26. Miscellaneous. The following is hereby added as Article Eighty-Fifth of the Lease:
“EIGHTY-FIFTH: (i) This Lease shall be governed in all respects by the laws of the State of New York.
(ii) If, in connection with obtaining financing for the Building, a bank, insurance company or other lending institution shall request reasonable modifications to this Lease as a condition to such financing, Tenant will not unreasonably withhold, delay or defer its consent thereto, provided that such modifications do not increase the obligations of Tenant hereunder, decrease the obligations of Landlord hereunder, except to a de minimis extent, or otherwise materially or adversely affect Tenant’s leasehold interest hereby created.
(iii) Tenant shall not be entitled to exercise any right of termination or other option granted to it by this Lease (if any) at any time when Tenant is in monetary default, after applicable notice, grace and/or cure periods, in the performance or observance of any of the covenants, terms, provisions or conditions on its part to be performed or observed under this Lease.
(iv) Tenant shall not occupy any space in the Building (by assignment, sublease or otherwise) other than the demised premises or other premises leased to Tenant directly by Landlord (except if the named Tenant herein is subsequently purchased by a third party which leases space. in the Building), except with the prior written consent of Landlord in each instance.
(v) Tenant acknowledges that it has no rights to any development rights, “air rights” or comparable rights appurtenant to the land or building, and consents, without further consideration, to any utilization of such rights by Landlord and agrees to promptly execute and deliver any instruments which may be requested by Landlord, including instruments which may be reasonably requested by Landlord, including instruments merging zoning lots, evidencing acknowledgment and consent. The provisions of this paragraph shall be deemed to be and shall be construed as an express waiver by Tenant of any interest Tenant may have as a “party in interest” (as such quoted term is defined in Section 12 Zoning Lot of the Zoning Resolution of the City of New York) in the building or the land.

(vi) Any and all payments and charges to be paid by Tenant hereunder other than the annual rent payable pursuant to this Lease shall be additional rent hereunder for non-payment of which Landlord shall have all of the remedies provided herein or at law.
(vii) If this Lease be a renewal of an existing lease between the parties or their predecessors in interest, then any obligation of Tenant for the payment of rent or additional rent or the performance of any obligation under such existing lease which accrues prior to the expiration thereof shall constitute an obligation under this Lease, except as modified by the Amendment (as that term is defined in Article 38 of this Lease), for non-payment or non-performance for which Landlord shall have all of the remedies provided herein.”
27. Common Areas. The following is hereby added as Article Eighty-Sixth of the Lease:
“EIGHTY-SIXTH: As a material inducement to Landlord for entering into this Lease, Tenant covenants and agrees that except for the inside surfaces of all walls, windows and doors bounding the demised premises, all of the: remainder of the Building is exclusively reserved to Landlord, subject to Tenant’s right to use the common areas of the Building in accordance with the applicable provisions of this Lease (including, without limitation, the lobby, elevators and core bathrooms, as opposed to private bathrooms, on the tenth (10th) floor of the Building). Notwithstanding anything to the contrary contained herein, Tenant shall have the right to use in accordance with the Lease, the electric and telephone closets and so-called “slop” sinks on the tenth (10th) floor of the Building.”
28. Landlord’s Access to the Premises. The second sentence of the Twenty-First Article of the Lease shall be amended to read as follows:
“Landlord or Landlord’s agents shall have the right to enter the demised premises at reasonable times after notice (which may be oral) to Tenant to examine the same . . .”

29. Air Conditioning. The Twenty-Fifth Article of the Lease is hereby amended by: (i) deleting the 4th sentence; and (ii) deleting the phrase “or Landlord’s removal thereof or termination of the operation thereof, as provided in this paragraph” in the second to the last sentence.
30. Article Second. Article Second of the Lease is hereby amended to delete the following language: “expended by Landlord and/or which” in the second line of subparagraph (a).
31. Rent Control. Article Fifty-Third of the Lease is hereby deleted in its entirety, and the following language is substituted in its place:
“In the event the Fixed Rental or Additional Rental or any part thereof provided to be paid by Tenant under the provisions of this Lease during the demised term shall become uncollectible or shall be reduced or required to be reduced or refunded by virtue of any federal, state, county or city law, order or regulation, or by any direction of a public officer or body pursuant to law, or the orders, rules, code or regulations of any organization or entity formed pursuant to law, whether such organization or entity be public or private, then Landlord, at its option, may at any time thereafter terminate this Lease by not less than thirty (30) days’ written notice to Tenant, on a date set forth in said notice, in which event this Lease and the term hereof shall terminate and come to an end on the date fixed in said notice as if the said date were the Expiration Date. Landlord shall not have the right to so terminate this Lease if Tenant, within such period of thirty (30) days, shall, in writing, agree that the rentals herein reserved are a reasonable rental and agrees to continue to pay said rentals”.
32. Capital Improvements. Articles Fifth, Twenty-Fourth, and Twenty-Fifth are hereby amended to provide that notwithstanding anything set forth to the contrary in the Lease, Tenant shall not be responsible to pay for any capital improvements to the Building, and is not responsible to pay for any sprinkler installations required by Local Law 26/2004, or any sprinkler alterations unless required by Tenant’s specific use of or alteration to the Premises.

33. Continued Occupancy. Notwithstanding anything set forth to the contrary in Article Fifty-Ninth of the Lease, Landlord agrees not to serve Tenant with a notice of default based upon failure of Tenant’s continued occupancy unless the Premises have been vacant for more than fourteen (14) months. Tenant acknowledges that the previous sentence is not meant to limit Landlord’s rights or remedies in the event of any other default by Tenant under this Lease, or in any way interfere with the rights of Landlord to enforce the provisions of this Lease.
34. Ratification. This Agreement amends and forms a part of the Lease. Landlord and Tenant hereby ratify and confirm their obligations under the Lease and represent and warrant to one another that each has no defenses thereto. Additionally, Landlord and Tenant further confirm and ratify that, as of the date hereof, (i) the Lease is and remains in good standing and in full force and effect and time remains of the essence thereof, (ii) each has no claims, counterclaims, set-offs or defenses against the other arising out of the Lease, and other leases for space occupied by Tenant in the Building, or in any way relating thereto or arising out of any other transaction between Landlord and Tenant, and (iii) except as otherwise herein set forth, Tenant is not entitled to any free rent, rent abatement, Landlord’s work contribution or allowance, or Landlord’s work. Tenant acknowledges that Landlord has performed all obligations imposed on Landlord by the Lease, and other leases for space occupied by Tenant in the Building, prior to the date hereof.
35. Entire Agreement; No Waiver. This Agreement, together with the Lease, constitutes the entire agreement of the parties hereto with respect to the matters stated herein, and may not be amended or modified unless such amendment or modification shall be in writing and shall have been signed by the party against whom enforcement is sought. No waiver by either party or any failure or refusal by the other party to comply with its obligations hereunder shall be deemed a waiver of any other or subsequent failure or refusal to so comply. If any provision of this Agreement shall be invalid or unenforceable, the remainder of this Agreement or the application of such provision other than to the extent that it is invalid or unenforceable shall not be affected, and each provision of this Agreement shall remain in full force and effect notwithstanding the invalidity or unenforceability of such provision, but only to the extent that application and/or enforcement, as the case may be, would be equitable and consistent with the intent of the parties in entering into this Agreement.
36. Submission of Amendment. The submission by Landlord to Tenant of this Agreement shall have no binding force or effect, shall not constitute an option for the leasing of the Premises, nor confer any rights or impose any obligations upon either party until the execution thereof by Landlord and the delivery of an executed original copy thereof to Tenant or its representative. This Amendment shall not be binding upon either party unless and until it is fully executed and delivered to both parties.
37. Binding Effect; Governing Law. This Agreement shall be binding upon and inure to the benefit of Landlord and Tenant and their respective successors and assigns. In the event of any conflict or inconsistency between the terms of this Agreement and the remaining terms of this Lease, the terms of this Agreement shall govern and control. This Agreement shall be governed by the laws of the State of New York.
38. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which shall constitute one and the same document. It is not necessary that all parties sign all or any one of the counterparts, but each party must sign at least one counterpart for this Amendment to be effective.
39. No Recordation. Landlord and Tenant agree that this Agreement shall not be recorded.
[The remainder of this page is intentionally blank. Signatures are on the next page.]

IN WITNESS WHEREOF, intending to be legally bound hereby, the parties hereto have duly executed this Agreement as of the date first written above.

LANDLORD: 500-512 SEVENTH AVENUE LIMITED PARTNERSHIP
By:	/s/ Joseph Chetrit
Name and Title:

TENANT: G-III LEATHER FASHIONS, INC.
By:	/s/ Wayne S. Miller
Name and Title:

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